Exhibit 2.1

DATED AUGUST 1, 2018

(1)  CPI CARD GROUP – EUROPE LIMITED

and

(2)  SEAFOX BIDCO LIMITED

and

(3) CPI ACQUISITION, INC

SHARE PURCHASE AGREEMENT

in respect of the purchase of

CPI Card Group – UK Limited

Dorsey & Whitney (Europe) LLP

199 Bishopsgate

London EC2M 3UT

www.dorsey.com

PART B: TAX WARRANTIES
SCHEDULE 3 TAX COVENANT
SCHEDULE 4
SIGNING AND COMPLETION OBLIGATIONS
PART 1 – SIGNING OBLIGATIONS
PART II – COMPLETION OBLIGATIONS
SCHEDULE 5
SCHEDULE 6 PROPERTIES
PART 1 PARTICULARS OF THE FREEHOLD PROPERTIES
PART 2 PARTICULARS OF THE LEASEHOLD PROPERTIES

THIS AGREEMENT is made on August 1, 2018

BETWEEN:

1.          CPI CARD GROUP – EUROPE LIMITED, a company incorporated in England and Wales with number 06656879 whose registered office is at Graphic House Telford Way, Severalls Park, Colchester, Essex, CO4 9QF (the “Seller”);

2.          SEAFOX BIDCO LIMITED, a company incorporated in England and Wales with number 11471416 whose registered office is at 1 Mercer Street, London, WC2H 9QJ (the “Purchaser”); and

3.          CPI ACQUISITION, INC. a company organised and existing under the laws of Delaware with Delaware State file number 4363743 (the "Guarantor").

BACKGROUND

(A)        CPI Card Group - UK Limited (“Company”) is a private company limited by shares incorporated in England and Wales, further details of which are set out in Schedule 1.

(B)        The Seller is the legal and beneficial owner of the Shares (as defined below), comprising the entire issued share capital of the Company.

(C)        The Seller has agreed to sell, and the Purchaser has agreed to purchase, the Shares on the terms set out in this Agreement.

(D)        The Guarantor has agreed to guarantee the performance of the obligations undertaken by the Seller under this Agreement and the other Transaction Documents to which it is a party.

IT IS HEREBY AGREED as follows:

1.          DEFINITIONS AND INTERPRETATION

1.1        In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Act”  means the Companies Act 2006;

“Accounts” means the draft audited accounts of the Company for the accounting period ended on 31 December 2017 and the dormant accounts for the Subsidiary for the accounting period ended on the Accounts Date, copies of which are appended to this Agreement;

“Accounts Date” means 31 December 2017;

 “Affiliate” means in relation to any body corporate (i) its parent undertaking (within the meaning of section 1159 of the Act); or (ii) any subsidiary undertaking (within the meaning of that section) of such body corporate or of its parent undertaking;

"Agreed Announcement" means the announcement in the Agreed Form to be released on Completion;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Seller and the Purchaser and which shall be entered into on Completion (other than the Waivers which shall be conducted prior to Completion);

"APN" means an accelerated payment notice as referred to in Chapter 3, Part 4 Finance Act 2014;

“Assignment Agreement” means the assignment agreement, in the Agreed Form, to be entered into between CPI Card Group Inc. and the Company on Completion;

“Authority” means any applicable competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any applicable jurisdiction and whether supranational, national, regional or local;

“Bonus Agreements” means the agreements entered into between the Company and each of Nick Cahn and Jagath de Alwis on 2 January 2018 (as amended on 30 May 2018 and appended hereto) and the agreement entered into between the Company and Alec Smith on 17 July 2018, each as appended hereto;

“Business” means the business conducted by the Group at the date of this Agreement in the United Kingdom comprising the design, manufacturing, personalization, packaging and data labelling of chip-less transaction cards (excluding debit and credit cards) for third party customers, primarily retailers, data processors, print managers and transaction card processors;

“Business Day” means a day other than a Saturday or Sunday on which banks are open for business in London;

“Business Intellectual Property” means all Intellectual Property owned or licensed to a Group Company and used in, or in connection with, the Business;

“Claim” means all and any of a Fundamental Warranty Claim, a Warranty Claim or a Tax Claim and any other claim by the Purchaser under the provisions of this Agreement;

“Completion” means the performance of all the obligations of the parties to this Agreement set out in Clause  5;

“Completion Bonuses” means the aggregate completion bonuses of £281,105 (being the bonus amount plus any applicable national insurance contributions) to be paid by the Company to Nick Cahn, Jagath de Alwis and Alec Smith following Completion in accordance with the Bonus Agreements;

“Completion Date” means 3 August 2018 (or such earlier date as is agreed in writing between the Purchaser and the Seller);

“Computer Systems” means the computer systems owned by, or leased by or licensed to, the Company, including any computer processors, hardware, associated and peripheral equipment, computer programs, technical and other documentation and data entered created by the foregoing from time to time prior to Completion;

"Confidential Business Information" means all information (in whatever form held) relating to the Business including, but not limited to, customer lists, marketing and promotional information and other databases; business plans and forecasts; computer software, accounting and tax records, correspondence, orders and inquiries;

“Consideration”  means the sum of £250,000  (two hundred and fifty thousand pounds sterling) plus the amount of the Relevant CT Repayment (if any) less the amount of the Remaining Waiver Liability;

“CPI Business” means the business of the Seller’s Group following Completion,  from time to time, excluding the Business;

“CPI Liverpool” means CPI Card Group – Liverpool Limited a company incorporated in England and Wales with number 02455038 whose registered office is at Graphic House Telford Way, Severalls Park, Colchester, Essex, CO4 9QF;

“CPI Petersfield” means CPI Card Group – Petersfield Limited a company incorporated in England and Wales with number 08063463 whose registered office is at Graphic House Telford Way, Severalls Park, Colchester, Essex, CO4 9QF;

“CTA 10” means the Corporation Tax Act 2010;

“Data Room” means the Project Merlin virtual data room hosted by Merrill Corp. containing the documents (including correspondence and information) made available by or on behalf of the Seller or any Group Company for inspection by or on behalf of the Purchaser (including the Purchaser’s agents and advisers) in relation to, or in connection with, each Group Company and their businesses, a copy of the contents of which are on a USB stick and provided to the Purchaser’s Solicitors and the Seller’s Solicitors on 20 July 2018;

“Deed of Release” means a deed of release, in the Agreed Form, with respect to the charge over the Subsidiary’s shares;

“Disclosed” means fairly disclosed in the Disclosure Letter with such detail to enable the Purchaser to identify the nature and scope of the matter so disclosed;

“Disclosure Letter” means the letter dated the date of this Agreement from the Seller to the Purchaser relating to the Warranties together with any documents annexed to it;

"EFI" means Electronics for Imaging, Inc;

"EFI Licence" means the term licence agreement between EFI and the Guarantor dated 23 July 2018;

“EHS Claim” means all or any of:

(a)         any claim or demand or any civil, criminal or administrative legislation, arbitration, dispute resolution proceedings, suit, action, notice or other enforcement process  brought by an Authority or any other person (including any Group Company);

(b)         any official warning, caution, civil sanction, fee for intervention or order; and

(c)         any enquiry or investigation by any Authority,

in each case relating to or arising from the Environment and/or human health, safety or welfare;

“EHS Laws” means all legally binding and applicable:

(a)         supranational, national, European Union, federal state or local statutes, directives or other laws or legislation or subordinate legislation;

(b)         common laws or civil codes; and

(c)         rules, orders (including orders in council and any orders of any Secretary of State), notices, guidelines, guidance notes, codes of practice, circulars or industry agreements or codes,

which has as a purpose or effect the protection or restoration or remediation of or prevention of harm to the Environment or human health, safety or welfare or, provides for remedies or compensation for harm or damage to the Environment or, relates in any way to any Hazardous Substance or packaging, noise, vibration, radiation, odour, nuisance or interference with the use or enjoyment of land or the erection, occupation or use of man-made or natural structures above or below ground and EHS Law shall mean any one of them;

“EHS Permits” means any permit, licence, authorisation, consent, exemption, exclusion or waiver, registration, notification, credit or allowance or other approval of whatever nature required pursuant to any EHS Law;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

“Environment” means the natural and man‑made environment and all or any of the following media, being land and soil (including without limitation under buildings or other structures, and whether above or below ground), water (including, without limitation, water under or within land or within pipes, drains or sewers) and air (including, without limitation, air within buildings and other natural or man-made structures and whether above or below ground), wherever situate and whether alone or in combination and all human or plant, animal life and living organisms (including the ecosystems which support them or which are supported by such media);

“Event” means any event, act, omission or transaction (whether or not a Group Company is a party to such act, omission or transaction) and for the avoidance of doubt includes (without limitation) any change in the residence of any person and the death, winding up or dissolution of any person and any reference to an event occurring on or before a particular date shall include a reference to any event which for tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

"Expenses" means the aggregate of any third party costs and expenses and costs and expenses that are reasonably and properly incurred by the Purchaser (excluding, for the avoidance of doubt, management time) in bringing a Claim;

"Follower Notice" means a follower notice as referred to in Chapter 2, Part 4 Finance Act 2014;

“Freehold Properties” means the freehold properties set out in Part 1 of Schedule 6;

“FSMA” means the Financial Services and Markets Act 2000 (as amended);

“Former Properties” means any property owned, leased, occupied or used by any Group Company at any time but is not a Property;

“Fundamental Warranties” means the Warranties given by the Seller in paragraph 1 of part A of Schedule 2;

“Fundamental Warranty Claim” means a claim against the Seller in respect of the Fundamental Warranties;

“Group” means the Company and the Subsidiary and “Group Company” means either of them;

“Hazardous Substance” means any natural or artificial substance or combination of substances (whether in solid, liquid, gas, vapour or other form whatsoever) capable of causing harm to the Environment or human health including but not limited to any hazardous, toxic or dangerous substance or article;

“HMRC” means HM Revenue and Customs;

“Intellectual Property” means all intellectual or industrial property including without limitation patents, inventions, know‑how, trade secrets, source code and other confidential information, registered designs, copyrights, data, database rights, design rights, rights to goodwill, rights in the nature of unfair competition rights and rights to sue for passing‑off, database rights, design rights, semiconductor topography rights, trade marks, service marks, logos, domain names, business names, trade names, moral rights, and in each case whether registered or unregistered and including all applications (or rights to apply for), and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any country or jurisdiction;

“ITEPA” means the Income Tax (Earning and Pensions) Act 2003;

“Law” or “Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any applicable jurisdiction from time to time;

“Leakage” means:

(a)        any dividend or distribution declared, paid or made (whether actual or deemed and whether in cash or in specie) by the Company to the Seller;

(b)        any payments made by the Company to the Seller or any member of the Seller's Group in respect of any share capital or other securities of the Company being issued, redeemed, purchased, repaid, or any other return of capital;

(c)        other than the repayments of an inter-group loan owed by the Seller to the Company of an aggregate sum of £740,994.29,  any payments made by or obligations transferred to, or liabilities assumed,  guaranteed, indemnified or incurred for the benefit of (whether directly or indirectly)  any Group Company to or for the Seller or any member of the Seller's Group (including, for the avoidance of doubt and without limitation, (i) any professional advisor costs relating to the transactions contemplated by this Agreement, (ii) any transaction or sale bonuses, retention payments, change of control payments or similar arrangements with any employee, consultant, director or officer of any Group Company, other than the Completion Bonuses and (iii) and brokerage, finder's or other fees or commissions or payments payable as a result of or in connection with the sale of the Company);

(d)        other than the Waivers, any waiver or release by any Group Company of any amount or obligation owed to it (or claim in respect thereof) by the Seller or any member of the Seller's Group;

(e)        any payment of management charges or other payments of a similar nature by any Group Company to the Seller or any member of the Seller's Group otherwise than on arms length terms;

(f)         the purchase by any Group Company from the Seller or any member of the Seller's Group of assets or services not on arm's length terms or otherwise at an overvalue;

(g)        any Tax (excluding recoverable VAT) becoming payable by a Group Company as a result of the matters listed in paragraphs (a) to (f) above; and

(h)        any agreement by the Company to do any of the above,

other than the Permitted Payments;

“Leasehold Properties” means the leasehold properties set out in Part 2 of Schedule 6 and “Leasehold Property” means any one of them or part or parts of any one of them;

“Licence Agreement” means the licence agreement, in the Agreed Form, entered into between CPI Card Group Inc. and the Company on Completion;

"Locked Box Accounts" means the balance sheet and profit and loss statement of the Company as at and for the period from 1 January 2018 ending on the Locked Box Date, a copy of which is appended to this Agreement;

“Locked Box Date” means 30 June 2018;

"Losses" on an after-Tax basis, an amount equal to all liabilities, losses, damages, payments, compensation, remedial action, remediation, properly incurred legal costs, and properly incurred expenses and any amounts payable in respect of any actions, claims, demands, proceedings, damages, fines and penalties;

 “Master Supply Agreement” means the master supply agreement, in the Agreed Form, entered into between CPI Card Group-Colorado, Inc. and the Company on Completion;

"Material Contract" means any agreement or arrangement in force as at the date of this Agreement with any of the parties listed as (i) 1-10 in the document contained at 11.9.1 of the Data Room; or (ii) under the heading 'Top 10' in the document contained at 11.9.2 of the Data Room;

"Non- Perimeter Contract"  means each of:

(a)         Rental agreement dated 23 August 2017 between CPI Card Group Ltd and Insight Systems Ltd;

(b)         Equipment sales & service agreement dated 22 August 2017 between CPI Card Group Limited and Insight Systems Ltd;

(c)         Hire and service agreement dated 18 December 2014 between CPI Card Group Limited and Stanley Security;

(d)         Sub-contract for provision of services dated 2012 between Communisis UK Limited and CPI Card Group – Europe Limited;

(e)         Purchase agreement dated 24 April 2006 between First Data Corporation and PCC Ltd as amended on 4 November 2010;

(f)         Purchase agreement dated 17 July 2017 between JD Sports Fashion plc and CPI Card Group (Europe) Limited; and

(g)        Service agreement dated 21 February 2018 between PHS Group and CPI Card Group Ltd,

together being the Non-Perimeter Contracts;

“Permitted Payments” means:

(a)        any payments made by any Group Company in the ordinary course of trading to the Seller or a member of the Sellers’ Group to the extent only that the amount paid by the Company for any service or product received pursuant to such arrangements is no greater than the amount paid or incurred for the same product or service prior to the Locked Box Date; and

(b)        any payments made to, or outstanding amounts owed to, any Seller and/or any member of the Sellers’ Group under or in connection with this Agreement or any other Transaction Document,

in each case such payments shall include any Taxation applicable as a direct result of any of the above;

“Properties”  means the Freehold and the Leasehold Properties and references to any of the Properties or a "Property" shall mean any one of the Freehold Properties or the Leasehold Properties or any part or parts of any one of them;

“Purchaser’s Group” means the Purchaser and any Affiliate of the Purchaser from time to time (including, following Completion, the Group);

“Purchaser’s Solicitors” means Addleshaw Goddard LLP of Milton Gate, 60 Chiswell St, London EC1Y 4AG;

“Purchaser’s Solicitors’ Undertaking” means the undertaking from the Purchaser’s Solicitors, in the Agreed Form in respect of the Consideration;

"Relevant Surrender" means:

(a)         the surrender of any trading losses and/or any other amounts eligible for surrender by way of group relief (which has the meaning given to that expression by section 97 CTA 10);

(b)         the surrender of a tax refund being a tax refund relating to an accounting period within the meaning of Chapter 4, Part 22 CTA 10;

(c)         any notional or other transfer of any asset or any reallocation of a gain or loss, as the case may be, or any reallocation of a chargeable realisation gain in accordance with the provisions of section 171A TCGA, 179A TCGA or sections 792 and 793 CTA 2009, respectively; and/or

(d)         any surrender of any eligible unrelieved foreign tax or equivalent amounts;

“Relief” means any relief, loss, allowance, exemption, set-off, deduction or credit in the computation of income, profits or gains for the purposes of any Taxation, and any right to a repayment of Taxation;

“Remaining Waiver Liability” means the liability of the Company remaining outstanding to CPI Liverpool following the completion of the Waivers;

"Restricted Area" means the United Kingdom;

“Seller’s Group” means the Seller and any Affiliate of the Seller from time to time (excluding the Group);

“Seller’s Solicitors” means Dorsey & Whitney (Europe) LLP of 199 Bishopsgate, London EC2M 3UT;

“Shares” means 2,950 ordinary shares of £1 each in the capital of the Company, being the entire issued share capital of the Company;

"Subsidiary" means Optiscan Graphics Limited, details of which are set out in Schedule 1 to this Agreement;

 “Tax” or “Taxation” means all forms of taxation, imposts, duties, levies, social security contributions and rates in each case in the nature of taxation whether of the United Kingdom or elsewhere including corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, value added tax, national insurance contributions,  stamp duty, stamp duty land tax, stamp duty reserve tax, duties of HMRC, any taxes, duties or charges replaced by or replacing any of them (in each case in the nature of taxation), and any other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property, and all levies, imposts, duties, charges or withholdings in each case in the nature of taxation whatsoever chargeable by any Taxation Authority; together with all penalties, charges and interest relating to any of the foregoing;

“Tax Authority” or “Taxation Authority” means HMRC and any other governmental or other authority whatsoever competent to impose any liability to Taxation, whether in the United Kingdom or elsewhere;

“Tax Claim” means any claim in relation to any Tax Warranty and/or any claim in relation to the Tax Covenant;

“Tax Covenant” means any covenant set out in Schedule 3;

“Tax Warranties” means the warranties in relation to Taxation set out in Part B of Schedule 2;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Transaction Documents” means this Agreement, the TSA, the Transitional Trade Mark Licence, the Assignment Agreement, the Licence Agreement, the Purchaser’s Solicitors’ Undertaking, the Deed of Release, the Waivers and the Master Supply Agreement;

“Transitional Trade Mark Licence” means the transitional trade mark licence agreement, in the Agreed Form, entered into between CPI Card Group Inc. and the Company on Completion;

“TSA” means the transitional services agreement, in the Agreed Form,  entered into between CPI Card Group Inc. and the Company on Completion;

“VAT”  means value added tax charged or imposed pursuant to Council Directive 2006/112/EC or any national legislation implementing such Directive (including for the avoidance of doubt VATA and any related secondary legislation, regardless of whether or not the UK is a member of the European Union or continues to be subject to such Directive), and any similar or analogous sales or turnover tax imposed in any jurisdiction;

“Waivers” means:

(i) the waivers by the Company, in the Agreed Form, of: (a) £1,780,047.71 owed by the Seller to the Company; and (b) £3,070,133 owed by CPI Petersfield to the Company; (c) £231,435 owed by CPI Card Group – Colorado, Inc. to the Company;  (d) £348 owed by CPI Card Group – Nevada, Inc. to the Company; (e) £1,923 owed by CPI Minnesota to the Company; and (f) £8,282 owed by CPI Holding Co. to the Company; and

(ii) the waiver by CPI Liverpool, in the Agreed Form, of an amount of £511,880 of the aggregate sum of £678,878 owed by the Company to CPI Liverpool,

to take place following the date of this Agreement and prior to Completion;

“Warranties” means the warranties set out in Schedule 2; and

“Warranty Claim” means any claim in relation to the Warranties.

1.2        In this Agreement, unless otherwise specified:

1.2.1     references to Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules are to Clauses, sub-Clauses, paragraphs and sub-paragraphs of or schedules to this Agreement;

1.2.2     the table of contents and headings to Clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

1.2.3     the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

1.2.4     a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, consolidated, amended, modified or re-enacted (except to the extent that any consolidation, amendment, modification or re-enactment made after the date of this Agreement would increase or extend the liability of any party under this Agreement);

1.2.5     words and expressions defined in the Act have the same meanings herein;

1.2.6     a person shall be treated as being connected with another if that person is connected with another within the meaning of section 1122 of the CTA 10;

1.2.7     references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.8     references to times of day are to London time;

1.2.9     any statement which refers to the knowledge or knowledge and belief of the Seller or is expressed to be “so far as the Seller is aware” or any similar expression shall mean the actual knowledge, belief or awareness of the Seller as at the date of this Agreement, which shall be limited to the actual knowledge of Jagath de Alwis, Nicholas Cahn, Paul Gerrard, Alec Smith and Jenny Chambers; and

1.2.10   the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

2.          SALE AND PURCHASE OF SHARES

2.1        At Completion, the Seller shall sell, and the Purchaser shall purchase, the Shares,  free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them on or after the date of this Agreement.

2.2        The Seller hereby irrevocably and unconditionally waives any restriction on transfer in respect of the Shares or any of them conferred on him or any other person under the articles of association of the Company or any other document or agreement.

2.3        The Law of Property (Miscellaneous Provisions) Act, 1994 shall not apply for the purposes of this Agreement.

3.          CONSIDERATION AND LOCKED BOX

3.1        Subject to adjustment in accordance with this Clause 3, the Consideration payable by the Purchaser for the Shares shall be a sum equal to £250,000 plus the amount of the Relevant CT Repayment less an amount of the Remaining Waiver Liability.

3.2        The Consideration shall be deemed to be reduced by the amount of any payment made to the Purchaser for each and any Claim so far as legally permissible (including, for the avoidance of doubt, any amount paid by the Seller pursuant to Clause 3.6).

3.3        All payments to be made to the Seller under this Agreement shall, unless expressly provided otherwise, be made in pounds sterling by electronic transfer of immediately available funds to the Seller’s Solicitors (who are irrevocably and unconditionally authorised by the Seller to receive the same and whose receipt shall be an absolute discharge to the Purchaser of its obligation to pay the sum in question to the Seller).

3.4        All payments to be made to the Purchaser under this Agreement shall, unless expressly provided otherwise, be made in pounds sterling by electronic transfer of immediately available funds to the Purchaser’s Solicitors (who are irrevocably and unconditionally authorised by the Purchaser to receive the same and whose receipt shall be an absolute discharge to the Seller of its obligation to pay the sum in question to the Purchaser).

3.5        The Seller undertakes to the Purchaser that neither the Seller nor any member of the Seller's Group has received, or benefitted from, any Leakage from but excluding the Locked Box Date up to (and including) the Completion Date (“Leakage Undertaking”).

3.6        The Seller undertakes to pay to the Purchaser an amount in cash equal (on a £ for £ basis) to any Leakage received by the Seller or any member of the Seller's Group (or that otherwise falls within limb (g) of the definition of Leakage), or to which such persons have benefitted from.

3.7        The Seller shall not be liable for any claims by the Purchaser against the Seller for breach of the Leakage Undertaking (“Leakage Claim”) under Clause 3.5 unless notice in writing of the Leakage Claim, summarising in reasonable detail the nature of the Leakage Claim and, as far as is reasonably practicable, the amount claimed, has been given to it by or on behalf of the Purchaser within 50 Business Days after the Completion Date. The Purchaser acknowledges and agrees that that the only remedy available to it for breach of Clause 3.5 is contained in Clause 3.6.

3.8        The provisions of Clauses 3.5 and 3.6 shall not apply to any Leakage undertaken at the specific written request or direction of, or with the specific written approval of, the Purchaser or any other member of the Purchaser’s Group.

3.9        Save in the case of fraud or wilful concealment, the liability of the Seller under Clauses 3.5 and 3.6 shall not in any circumstances exceed the aggregate amount of the Leakage actually received by the Seller and/ or any member of the Seller's Group (or to which such persons have benefitted from).

3.10      The Relevant CT Repayment (if any) shall be paid in accordance with Clause 24.

4.          SIGNING AND PRE-COMPLETION PERIOD

4.1        On signing of this Agreement the parties shall comply with their respective obligations set out in Part 1 of Schedule 4.

4.2        Between the date of this Agreement and Completion, the Seller will procure that the business of the Group is carried on in the ordinary course as carried on immediately prior to the date of this Agreement and that no Group Company will:

4.2.1     admit any person as a member or create any options over, or grant any rights to acquire, any of its shares;

4.2.2     reduce or increase its share capital, share premium account or capital redemption reserve or any other capital account or reserve or redeem, purchase or otherwise acquire any of its shares or other securities;

4.2.3     create or allow to arise any Encumbrance over

(a)         its shares; or

(b)         any part of its assets and undertakings other than retention of title or other security created by operation of law or security granted as part of hire purchase or finance leasing arrangements in the ordinary course of business;

4.2.4     otherwise than in the ordinary course of business and on arm's length terms enter into any loans (either as lender or borrower) or factor any of its debts or incur any indebtedness;

4.2.5     otherwise than in the ordinary course of business and on arm's length terms, acquire any asset or contract to receive any service or dispose of any asset or contract to provide any service;

4.2.6     otherwise than in the ordinary course of business and on arm's length terms, directly or indirectly dispose of, or dilute its investment in, (including by way of a lease to a third party) an asset having a book or market value greater than £100,000;

4.2.7     directly or indirectly dispose of, or dilute its investment in, (including by way of a lease to a third party) the whole or a significant part of its undertaking;

4.2.8     otherwise than in the ordinary course of business take any steps to vary or terminate or take any steps or intentionally omit to take any steps that will constitute a material breach of any Material Contract; or

4.2.9     appoint or terminate (other than for cause) the employment of any employee whose base salary exceeds £75,000, or alter or permit any alterations (including increases in emoluments) to be made to service agreements and/or terms of employment and/or contracts for services from time to time of any employee whose base salary exceeds £75,000.

4.3        The Seller undertakes to promptly notify the Purchaser in writing of anything which is or is likely to constitute a breach of clause 4.2.

5.          COMPLETION

5.1        Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors or such other place as the Purchaser and the Seller shall agree, at which time the parties shall perform or procure the performance of its obligations set out in Part II of Schedule 4.

5.2        The Purchaser is not obliged to purchase any of the Shares unless the purchase of all the Shares is completed simultaneously. If the purchase of all Shares cannot be completed simultaneously, the Purchaser may, by notice to the Seller:

5.2.1     set a new date for Completion not more than 10 Business Days after the Completion Date (in which case this clause 5.2 will apply to the deferred Completion); or

5.2.2     proceed to Completion so far as is practicable (without affecting the Purchaser's rights in respect of non-compliance) and set a later date on which the Seller will comply with its respective outstanding obligations.

5.3        The Seller will:

5.3.1     use its reasonable endeavours to secure as soon as practicable after Completion (but with effect from Completion) the release of each Group Company (without cost to any Group Company or the Purchaser) from all security, guarantees, indemnities or similar obligations given or undertaken by any Group Company to secure or support the obligations of the Seller or any member of the Seller’s Group; and

5.3.2     indemnify the Purchaser against any claim made under any such security, guarantees, indemnities or similar obligations.

6.          TRANSFER OF SELLER GROUP ASSETS

6.1        Subject to clause 6.2, the Company will at Completion assume the obligations of, and become entitled to the benefits of, the relevant member of the Seller's Group under the Non-Perimeter Contracts and the Purchaser will procure that the Company will carry out all the obligations and liabilities created by or arising under the Non- Perimeter Contracts.

6.2        As the novation of the Non-Perimeter Contracts will require the consent of the relevant counterparty, this Agreement will not operate so as to transfer the benefit of any such Non-Perimeter Contracts or any rights under any such Non-Perimeter Contracts and:

6.2.1     the Seller will use reasonable endeavours, and procure that the relevant Seller's Group member will use reasonable endeavours, to assist the Company in obtaining a deed of novation regarding each Non-Perimeter Contract in order effectively to substitute the Company with effect from the date of such deed of novation in place of the Seller's Group member as a party to that Non-Perimeter Contract;

6.2.2     until the Non-Perimeter Contracts are novated to the Company:

(a)         the Seller will procure that each relevant member of the Seller's Group which is a counterparty to any Non-Perimeter Contract will continue in its corporate existence and will (to the extent permitted by the Non-Perimeter Contracts)  hold the benefits of the Non-Perimeter Contracts from the date of this Agreement on trust for the Company absolutely;

(b)         the Seller will procure that the relevant member of the Seller's Group will account promptly to the Company for any consideration or other benefit or goods received by it in relation to each Non-Perimeter Contract without any deduction; and

(c)         the Company will perform the obligations and exercise the rights of the relevant member of the Seller's Group under each Non- Perimeter Contract as sub-contractor.

6.2.3     until the relevant Non-Perimeter Contract is novated to the Company, the Seller will give, and will procure that the relevant member of the Seller's Group will give, all such assistance to the Purchaser and/or the Company as the Purchaser reasonably requires to enable the Company to enjoy the benefit and assume the burden of that Non-Perimeter Contract.  In particular, the Seller will provide, or procure that the relevant Seller's Group member provides, the Company with access to all relevant documents, if any, held by the relevant Seller’s Group member and other information, if applicable, in relation to that Non-Perimeter Contract as the Company may require from time to time.

6.3        The Seller hereby undertakes to procure that CPI Liverpool:

6.3.1     provides to the Purchaser a copy of the bank statement for the accounts in its name at Bank of Scotland plc with account numbers 06003329, 12101564 and 59111030 (the "Liverpool Accounts")  on every other Friday following Completion until the date upon which the TSA terminates or such earlier date as the Purchaser notifies in writing; and

6.3.2     shall, on every other Friday, transfer monies owed to the Company which have been paid into any of the Liverpool Accounts to the bank account notified by the Purchaser for such purpose.

6.4        If the legal title to or the beneficial interest in any asset or contract which remains vested in or within the control of the Seller or a member of the Seller's Group incorporated in England and Wales (other than CPI Card Group International Ltd) after Completion ("Missing Asset(s)"), the Seller shall, upon becoming aware of such Missing Asset, as soon as practicable and on terms that no consideration is provided by any person for such transfer:

6.4.1     execute, or procure the execution by the relevant member of the Seller's Group of, all such deeds and documents as may be necessary for the purpose of transferring (free of any encumbrance after Completion other than incurred in the ordinary course of business) the relevant interest in the Missing Asset(s) to the Company; and

6.4.2     do or procure to be done all such further reasonable acts or things and procure the execution of all such other documents as the Purchaser may reasonably request for the purpose of vesting the relevant interest in the Missing Asset(s) in the Company, provided that this clause 6.4 shall not apply to: (a) monies to be paid to CPI Liverpool in accordance with the terms of this Agreement; and (b) any abandoned trademark or patent applications made by CPI Liverpool.

6.5        The Seller shall notify the Purchaser as soon as reasonably practicable upon it becoming aware that there are any Missing Assets in its,  or any member of the Seller's Group's, possession or control.

7.          WARRANTIES

7.1        The Seller warrants to the Purchaser that, except as Disclosed (save in respect of the Fundamental Warranties, against which there shall be no matters Disclosed), each of the Warranties is true and accurate at the date of this Agreement.

7.2        Each Warranty will be construed as a separate and independent warranty and will not be limited by reference to any other Warranty or any other provision of this Agreement.

7.3        The rights and remedies of the Purchaser in respect of any breach of any of the Warranties shall survive Completion.

7.4        The Warranties (other than the Fundamental Warranties) are subject to:

7.4.1     any matter which is Disclosed in the Disclosure Letter or deemed to be Disclosed pursuant to the terms of the Disclosure Letter;

7.4.2     any matter which is Disclosed in the Data Room;

7.4.3     any matter or thing done or omitted to be done prior to Completion at the written request or direction of, or with the written approval of, the Purchaser or any other member of the Purchaser’s Group; and

7.4.4     the provisions of Clause 8.

7.5        The Seller undertakes that if any Claim is made against it under this Agreement, it will not make any claim against:

7.5.1     any Group Company; or

7.5.2     (save in the case of fraud or wilful concealment) any employee, director, agent or advisors of any Group Company.

7.6        The Seller makes no representation and give no warranty or undertaking to the Purchaser save only as and to the extent expressly set out in this Agreement.

8.          LIMITATION ON LIABILITY

8.1        Subject to Clause 8.2, the maximum aggregate liability of the Seller for all Warranty Claims (including, for the avoidance of doubt, Fundamental Warranty Claims), Tax Claims and for all other Claims (excluding claims under the Leakage Undertaking)  shall not exceed £750,000.

8.2        In no event shall the aggregate liability of the Seller for all Warranty Claims (other than Fundamental Warranty Claims) exceed an amount equal to £500,000.

8.3        The Seller shall not be liable for a Warranty Claim (other than a Fundamental Warranty Claim)  unless:

8.3.1     the amount of such Warranty Claim, or series of connected Warranty Claims of which that Warranty Claim is one, exceeds £10,000; and

8.3.2     the aggregate amount of all Warranty Claims (that are not excluded under Clause 8.3.1) for which the Seller would, in the absence of this Clause 8.3.2, be liable shall exceed £160,000, and in such event the Seller shall be liable for the whole amount of all such claims and not just the excess over £160,000 only.

8.4        The Seller shall not be liable for a Warranty Claim (save for a Fundamental Warranty Claim) or Tax Claim unless notice in writing of the same, summarising in reasonable detail the nature of the Warranty Claim or Tax Claim and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Purchaser to the Seller:

8.4.1     in the case of a Tax Claim, on or before the seventh anniversary of Completion; or

8.4.2     in any other case, on or before the date which is 18 months following Completion.

8.5        Any Warranty Claim (other than a claim under the Tax Warranties) notified in accordance with Clause 8.4 shall (if not previously satisfied, settled or withdrawn) be deemed to have been irrevocably withdrawn nine months after the date on which notice of the relevant Warranty Claim was given (and no new Warranty Claim may be made in respect of the same loss) unless on or before that date, legal proceedings have been issued and served on the Seller in respect of the relevant Warranty Claim.

8.6        The Seller shall have no liability in respect of any Claim (other than a Claim under the Tax Warranties and the Tax Covenant where the provisions of the Tax Covenant shall instead apply):

8.6.1     to the extent that any specific allowance, specific provision or specific reserve was made in the Accounts or Locked Box Accounts in respect of the matter or circumstances giving rise to the Claim and the Claim will be limited to the amount by which the loss or damage exceeds the amount of such allowance, provision or reserve;

8.6.2     to the extent that the Claim arises, or is increased, as a result of any increase in rates of Taxation or any change in the law or published practice of a Taxation Authority made after the date of this Agreement with retrospective effect; or

8.6.3     to the extent that the Claim arises or the Seller’s liability pursuant to such Claim is increased as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement with retrospective effect; or

8.6.4     to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or the Seller’s  liability pursuant to such Claim is increased as a result of:

(a)        any voluntary act, omission, transaction or arrangement of the Purchaser or any Group Company (or their respective directors, employees or agents) on or after Completion outside the ordinary course of business of the Group, save that the foregoing shall not apply if the act, omission, transaction or arrangement is undertaken in order to comply with law or pursuant to a legally binding commitment to which a Group Company is subject on or before Completion; or

(b)        any change in the accounting bases, policies, practices or methods applied in preparing the audited accounts of the Group compared to those used prior to Completion.

8.7        If the Seller makes a payment to the Purchaser in respect of a Claim (other than a Claim under the Tax Warranties and the Tax Covenant where the provisions of the Tax Covenant shall instead apply) and the Purchaser or the Company subsequently recovers from a third party (including, without limitation, the Company's insurers) a sum which is referable to that Claim, the Purchaser shall promptly repay to the Seller the lower of:

8.7.1     the amount recovered from such third party; and

8.7.2     the amount paid to the Purchaser by the Seller in respect of the relevant Claim,

in each case less all reasonable costs, charges and expenses reasonably and properly incurred by the Purchaser in recovering that sum.

8.8        In the event that the Purchaser or a Group Company is at any time entitled to recover or otherwise claim reimbursement from a third party (including, without limitation, under any insurance policy) in respect of any matter or circumstance giving rise to a Claim  (other than a Claim under the Tax Warranties and the Tax Covenant where the provisions of the Tax Covenant shall instead apply) the following provisions shall apply:

8.8.1     subject to clause 8.10,  the Purchaser shall (or shall procure that the relevant Group Company shall), if so required by the Seller, take all reasonable steps to enforce such recovery or seek such reimbursement from the relevant third party before any steps are taken against the Seller under this Agreement in respect of such Claim subject to the Seller indemnifying the Purchaser to its reasonable satisfaction in respect of all costs and expenses that are reasonably and properly incurred as a consequence of actions taken at the request of the Seller in accordance with this Clause 8.8.1; and

8.8.2     the liability of the Seller in respect of the related Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum).

8.9        The provisions of this Clause 8.9 shall apply in the event that any third party brings or makes (or threatens to bring or make) any claim, demand, action or proceedings against the Purchaser or any Group Company which may give rise to a Claim (other than a Claim under the Tax Warranties and the Tax Covenant where the provisions of the Tax Covenant shall instead apply) (a “Third Party Claim”).

8.9.1     In the event of a Third Party Claim, the Purchaser shall:

(a)        within 5 Business Days of the date upon which the Purchaser (or the Company) becomes aware of the Third Party Claim give written notice of the Third Party Claim to the Seller, specifying in reasonable detail the nature of the Third Party Claim  and, so far as practicable, the amount likely to be claimed in respect of it;

(b)        keep the Seller informed of the progress of, and all material developments in relation to, the Third Party Claim; and

(c)        provide the Seller with copies of all material information and correspondence relating to the Third Party Claim.

8.9.2     Subject to the Seller indemnifying the Purchaser to its reasonable satisfaction in accordance with Clause 8.9.3 and subject to Clause 8.10,  the Purchaser:

(a)        shall take (or cause the relevant Group Company to take) such action as the Seller may reasonably request to avoid, dispute, resist, mitigate, compromise or defend the Third Party Claim or to appeal against any judgment given in respect of it; and

(b)        shall not (and shall procure that the relevant Group Company shall not) agree any compromise or settlement, or make any admission of liability or payment, in relation to the Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld).

8.9.3     The Seller shall indemnify the Purchaser to its reasonable satisfaction in respect of all costs, charges and expenses that are reasonably and properly incurred by the Purchaser as a consequence of any actions taken at the request of the Seller in accordance with Clause 8.9.2.

8.10      Notwithstanding Clause 8.8 and Clause 8.9, the Purchaser will not be required to take any action under this Clause 8 if to do so would, in the reasonable opinion of the Purchaser be damaging to the goodwill or financial or business interests of the Group to any material extent;

8.11      The Seller shall not be liable for any Warranty Claim which arises by reason of a liability which, at the time when written notice of the Warranty Claim is given to the Seller, is contingent only or is otherwise not capable of being quantified and the Seller shall not be liable to make any payment in respect of such Warranty Claim unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified. This Clause 8.11 shall not operate to avoid a Warranty Claim made in respect of a contingent or unquantifiable liability by the Purchaser and as long as such Warranty Claim shall have been notified to the Seller in accordance with Clause 8.4, as appropriate, then the nine month period referred to in Clause 8.5 will commence on the day that the liability becomes an actual liability or (as the case may be) becomes capable of being quantified.

8.12      The Purchaser warrants to the Seller that having been given an opportunity to carry out an investigation into the business and affairs of the Company and the Subsidiary, there is no matter or circumstance within its actual knowledge at the date of this Agreement which does or is likely to constitute a breach of any of the Warranties (as qualified by the Disclosure Letter). For the purposes of this Clause 8.12, the “actual knowledge” the Purchaser shall mean the actual knowledge of Elliott Nicholson and Jonas Rave as at the date of this Agreement including, for the avoidance of doubt, having read the due diligence report of the Purchaser’s Solicitors in connection with the Group.

8.13      Neither the Purchaser nor any Group Company shall be entitled to recover damages from the Seller under this Agreement or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

8.14      The Purchaser shall take all reasonable steps to mitigate its loss in respect of any Warranty Claim.

8.15      The Purchaser agrees that rescission shall not be available as a remedy for any breach of this Agreement and the Purchaser shall not be entitled to rescind or terminate this Agreement.

8.16      Nothing in this Clause 8 applies to exclude or limit the liability of the Seller to the extent that a Warranty Claim or Tax Claim or Claim arises or increases as a result of fraud or wilful concealment by the Seller.

9.          PROTECTIVE COVENANTS

9.1        The Seller hereby undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) it will not, and will procure that no member of the Seller's Group will, at any time after Completion knowingly do or say anything that will or is likely to damage the goodwill and/or reputation of the Business.

9.2        Subject to Clause 9.6,  the Seller hereby undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) it will not and will procure that no member of the Seller's Group will, during the period ending on the date falling 24 months from the Completion Date, whether alone or jointly, and whether as principle or agent, with or on behalf of any other person and whether directly or indirectly:

9.2.1     in the Restricted Area,  be concerned with, engaged or interested in any business which is in competition with the Business; and

9.2.2     solicit,  attempt to entice or employ any person who was an officer or employed in a senior management capacity of the Group at the date of this Agreement or the Completion Date.

9.3        Subject to Clause 9.69.4, the Seller hereby undertakes to and covenants with the Purchaser that (except with the consent in writing of the Purchaser) it will not and will procure that no member of the Seller's Group will, during the period ending on the date falling 18 months from the Completion Date, whether alone or jointly, and whether as principle or agent, with or on behalf of any other person and whether directly or indirectly:

9.3.1     in competition with the Business, deal or seek to deal in the Restricted Area or in any member state of the European Union with any person who has within the year prior to the Completion Date been a customer of the Group if such dealing causes, or the likely effect of such dealing is to cause, such customer to cease contracting, or materially reduce its acquisition of goods or services from the Group; or

9.3.2     in competition with the Business, deal, seek to deal or interfere with any person who has within the year prior to the Completion Date been a supplier of the Group if such dealing causes, or the likely effect of such dealing is to cause, such supplier to cease supplying, or materially reduce its supply of goods or services to the Group, or to materially adversely vary the terms upon which it conducts business with the Group.

9.4        The Seller agrees with the Purchaser that it will not, and will procure that no other member of the Seller's Group will, at any time, whether alone or jointly, and whether are principle or agent, with or on behalf of any other person and whether directly or indirectly except so far as may be required by law or regulation (including the tax and accounting obligations of the Seller’s Group) and in these circumstances only after prior consultation with the Purchaser (to the extent reasonably practicable and permitted by law), disclose to any other person or (in any way which may be detrimental to the Business) use any information which is Confidential Business Information relating to the Business for so long as that information remains Confidential Business Information.

9.5        Each of the covenants contained in Clauses  9.1,  9.2,  9.3 and 9.4 shall constitute entirely separate and independent restrictions on the Seller.

9.6        Nothing in this Clause 9 shall prohibit the Seller or any member of the Seller’s Group from:

9.6.1     holding shares or stock in any company whose securities are quoted or dealt in on a recognised investment exchange (as defined in FSMA) so long as not more than 3  per cent. of the shares or stock of such company is so held;

9.6.2     (i) employing any person whose employment, arrangement or engagement with the Group is terminated by the Group after Completion; or (ii) advertising generally to the public for staff and taking any candidate who applies as a result of such bona fide advertisement;

9.6.3     doing anything with the Purchaser’s prior consent or at the direction of the Purchaser or complying with or fulfilling its obligations under this Agreement;

9.6.4     conducting and continuing to conduct the CPI Business as at Completion;

9.6.5     carrying out its contractual obligations in accordance with the terms of any of the Transaction Documents; or

9.6.6     acquiring another company, business or undertaking which has as a part of its business, a business which competes with the Business (whether directly or indirectly) provided that such competitive business comprises 5 per cent. or less of the turnover of the acquired company, business or undertaking.

9.7        The Seller agrees that the restrictions in this Clause 9 are reasonable and no more than necessary to protect the interests of the Purchaser and each Group Company. Nevertheless, if any restrictions are found to be void but would be valid if reduced in scope or deleted in part, the relevant restriction will apply with such reduction or deletion as is necessary to make it valid and enforceable.

10.        GUARANTEE

10.1      In consideration of the Purchaser entering into this Agreement, the Guarantor irrevocably and unconditionally:

10.1.1   guarantees to the Purchaser the performance of all obligations of the Seller under this Agreement (including, for the avoidance of doubt, any obligations of the Seller which may, in accordance with the provisions of this Agreement, arise after the date of this Agreement) and the TSA, the Transitional Trade Mark Licence and the Licence Agreement ("Guaranteed Obligations");

10.1.2   undertakes with the Purchaser that if at any time and for any reason the Seller defaults in the performance of any of the Guaranteed Obligations, the Guarantor will on demand perform, or procure the performance of, the relevant Guaranteed Obligation as it was required to be performed under this Agreement or any other Transaction Document as if the Guarantor were the principal obligor in respect of the relevant Guaranteed Obligation;

10.1.3   agrees with the Purchaser that if, for any reason:

(a)         any Guaranteed Obligation is or becomes unenforceable, invalid or illegal; and/or

(b)         any amount claimed by the Purchaser under this clause 10 is not recoverable on the basis of a guarantee,

it will, as a principal debtor and primary obligor, indemnify the Purchaser, on demand, in respect of any breach of the Guaranteed Obligations as if the relevant Guaranteed Obligation were not unenforceable, invalid or illegal and/or the amount claimed by the Purchaser under this clause 10 were recoverable on the basis of a guarantee. The amount resulting from such indemnification shall not, under any circumstances, exceed the amount which the Purchaser would otherwise have been entitled to receive from the Seller; and

10.1.4   Each of the above sub-paragraphs of this clause 10 will be deemed to be separate and independent obligations and the Purchaser may make more than one demand on the Guarantor under this clause 10.

10.2      The Guarantor's obligations under clause 10 are continuing obligations and will extend to the ultimate balance of the Guaranteed Obligations, regardless of any intermediate payment or discharge of the Guaranteed Obligations in whole or in part.

10.3      The Guarantor's liability and obligations under this clause 10 will not be affected by any act, omission, matter or thing which, but for this clause 10 might release the Guarantor from any of its obligations or otherwise reduce or affect such obligations, including any of the following, whether or not known to the Guarantor or to the Purchaser:

10.3.1   any amendment (however fundamental) or replacement of, or any novation or extension of, or supplement to, this Agreement or any other Transaction Document;

10.3.2   any time, indulgence, waiver or consent given to, or composition with, the or any other person at any time;

10.3.3   any legal limitation, disability or incapacity relating to the Seller or any other person;

10.3.4   any irregularity, unenforceability or invalidity of any Guaranteed Obligation;

10.3.5   any bankruptcy, dissolution, amalgamation, reconstruction, reorganisation, insolvency, winding-up or similar proceedings relating to the Seller or any other person;

10.3.6   any intermediate payment or settlement of account; or

10.3.7   any change in the constitution or control of the Seller or any other person.

10.4      Until all the Guaranteed Obligations have been irrevocably discharged and/or paid in full and unless the Purchaser otherwise directs, the Guarantor will not exercise any rights which it may have by reason of the performance by it of its obligations in respect of the Guaranteed Obligations or by reason of any amount being payable, or liability arising, under this this clause 9, to claim or prove as a creditor or the Seller in priority to or competition with the Purchaser.

10.5      If the Guarantor receives any benefit, payment or distribution in relation to such rights it will hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Purchaser by the Seller to be repaid in full on trust for the Purchaser and will promptly pay or transfer the same to the Purchaser for application towards the Guaranteed Obligations.

10.6      If, at any time, any provision of this clause 9  is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10.7      No failure to exercise, nor any delay in exercising, on the part of the Purchaser, any right or remedy available to it under this clause 9  or otherwise in respect of the Guaranteed Obligations will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this clause 9  and in any other agreement providing for or entered into in connection with the Guaranteed Obligations are cumulative and not exclusive of any rights or remedies provided by law.

11.        CONFIDENTIAL INFORMATION

11.1      Subject to Clause 11.2, each party shall treat the following information as confidential to the extent obtained as a result of or in connection with entering into this Agreement:

11.1.1   details of the provisions of this Agreement and any other agreement or arrangement entered into pursuant to or in connection with this Agreement;

11.1.2   information relating to the negotiations leading to the execution of this Agreement and any other agreement or arrangement entered into pursuant to or in connection with this Agreement;

11.1.3   in the case of the Seller, any information received or held by the Seller or any of its officers, employees, agents or advisers which relates to the Purchaser and/or the Purchaser Group or, following Completion, any of the Group Companies; and

11.1.4   in the case of the Purchaser, any information received or held by the Purchaser, any member of the Purchaser’s Group (including the Group) or any of their respective officers, employees, agents or advisers which relates to the Seller and/or any member of the Seller’s Group,

(together, “Confidential Information”), provided that each party shall always be permitted to confirm that the transaction effected by this Agreement has taken place without providing any further information.

11.2      Any party may disclose information otherwise required by Clause 11.1 to be treated as confidential:

11.2.1   if and to the extent required by Law;

11.2.2   if and to the extent required by any Authority or securities exchange in any relevant jurisdiction;

11.2.3   to the extent required to enable such party to carry out his or its obligations under this Agreement;

11.2.4   in the case of the Purchaser, to members of the Purchaser’s Group, and to their employees, officers, agents, professional advisers, auditors, bankers, investors or potential providers of finance in each case from time to time;

11.2.5   in the case of the Seller, to the members the Seller’s Group, and to their employees, officers, agents, professional advisers, auditors or bankers in each case from time to time;

11.2.6   if and to the extent such information is or comes into the public domain through no fault of that party; or

11.2.7   if and to the extent each other party has given prior written consent to the disclosure.

11.3      Each party shall ensure that any person to whom Confidential Information is disclosed pursuant to Clause 11.2.4 or Clause 11.2.5 is made aware of the obligations of confidentiality contained in this Clause 11.

12.        INDEMNITIES

12.1      The Seller agrees to indemnify the Purchaser in relation to any Losses which may be suffered or incurred by any Group Company that arise as a result of:

12.1.1   a claim made against a Group Company by a third party in respect of the Company and the Subsidiary not having maintained the statutory registers that are required to be maintained pursuant to the Companies Act 2006; or

12.1.2   any claim by or on behalf of any of the employees based at the Company's Norwich site whose employment transferred or is alleged to have transferred  from the Company to CPI Card Group International Limited on or around 18 July 2018 by operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Regulations”), that the Company or CPI Card Group International Limited failed to comply with any requirements under the Regulations in connection with that transfer.

12.2      The Purchaser agrees to indemnify the Seller in relation to any Losses up to a maximum aggregate amount of £250,000 which may be suffered or incurred by the Guarantor as a direct consequence of a successful claim by EFI pursuant to the indemnity contained at paragraph 4 of the EFI Licence.

13.        GROSS UP

13.1      If the Seller or Guarantor is required to make any deduction or withholding as a result of any obligation to any Taxation Authority in respect of withholding tax from any sum payable by the Seller, or Guarantor, to the Purchaser under this Agreement or in relation to any breach of this Agreement (each such sum being a "Seller Payment") then the amount of the Seller Payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction, the Purchaser receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

13.2      If the Seller or Guarantor makes an increased payment pursuant to Clause 13.1 in respect  of which the Purchaser receives or is granted any credit against, relief for or repayment of any Tax payable by it which it would not otherwise have been received or granted, then at the time the payment is received or credit is utilised so as to reduce or eliminate a payment in respect of Tax that the Purchaser would otherwise have been required to make (and the Purchaser shall take reasonable steps to obtain the payment or utilise the credit at the earliest opportunity), the Purchaser shall reimburse the Seller the lower of:

13.2.1   such amount as shall leave the Purchaser in no worse position than it would have been had there been no such deduction or withholding; and

13.2.2   the amount so received by the Purchaser or saved by them as a result of the utilisation of the credit.

The Purchaser shall promptly notify the Seller any such credit, relief or repayment it receives and such reimbursement shall be made no later than five Business Days after the Purchaser receives or is granted such credit, relief or repayment. The Purchaser shall take reasonable steps to obtain and retain any such credit, relief or repayment.

14.        FURTHER ASSURANCE

If requested by the Purchaser, the Seller shall at its expense, so far as it is reasonably able, from time to time on reasonable request, do or procure the doing of all such acts and/or execute or procure the execution of all such documents or deeds reasonably required to give full effect to this Agreement and the matters contemplated by it.

15.        ENTIRE AGREEMENT

15.1      This Agreement (together with the documents, including the Transaction Documents, to be executed and delivered at Completion) constitutes the entire, whole and only agreement and understanding between the parties in respect of its subject matter to the exclusion of any terms implied by law (to the extent that such terms may lawfully be excluded by contract) and supersedes any and all previous written or oral agreement or understanding between the parties in relation to its subject matter.

15.2      Each party acknowledges that, in entering into this Agreement and any documents referred to in it, it does not rely on, and shall have no rights or remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

15.3      Each party agrees that it shall not have any claim for innocent or negligent misrepresentation based on any statement or warranty in this Agreement.

16.        NO PARTNERSHIP

Nothing in this Agreement shall create a partnership or establish a relationship of principal and agent or any other fiduciary relationship between or among any of the parties.

17.        REMEDIES AND WAIVERS

17.1      No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall affect such right, power or remedy, or operate as a waiver of it.

17.2      The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

17.3      The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

18.        NOTICES

18.1      A notice under this Agreement shall only be effective if it is in writing signed by or on behalf of the party giving it.  E-mail is permitted, provided that the e-mail clearly states that it is a formal notice under this Agreement.

18.2      Notices under this Agreement shall be sent to a party at its address set out below:

Notice Party	Address	E-mail Address

Seller	10368 W Centennial Rd, Littleton, CO 80127	general@cpicardgroup.com with a copy to: skilgore@cpicardgroup.com
Guarantor	10368 W Centennial Rd, Littleton, CO 80127	general@cpicardgroup.com with a copy to: skilgore@cpicardgroup.com

Purchaser	1 Mercer Street, London WC2H 9QJ	elliott.nicholson@seaequity.com with a copy to: jonas.rave@seaequity.com
Process Agent	Suite 4, Floor Two And A Half St Georges Works, 51 Colegate, Norwich, United Kingdom, NR3 1DD	general@cpicardgroup.com with a copy to: skilgore@cpicardgroup.com provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this Clause.  Such notice shall only be effective on the date falling five Business Days after the notification has been received or such later date as may be specified in the notice.

18.3      Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

18.3.1   if delivered personally or by hand, on delivery;

18.3.2   if sent by first class post, two (2) clear Business Days after the envelope containing the notice or other document was properly addressed, stamped and posted; or

18.3.3   if sent by an e-mail, two (2) hours after the e-mail was sent, provided that the e-mail was properly addressed and sent (an electronic confirmation receipt setting out each recipient to whom the message was sent being proof for such purpose) and further provided that the sender does not receive a notification that delivery has not been made or has been delayed.

18.4      Any notice given under this Agreement outside working hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of working hours in such place.

18.5      Each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made in connection with this Agreement shall be in English.

19.        VARIATION

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

20.        ANNOUNCEMENTS

20.1      Save for the Agreed Announcement or any agreement by any party to its customers, suppliers or employees which does not include the details of or terms of this Agreement, no party may make any press release or other public announcement about this Agreement or the transactions contemplated by it except with the prior written consent of each other party (which shall not be unreasonably withheld or delayed).

20.2      Clause 20.1 shall not apply to a press release or other public announcement if and to the extent:

20.2.1   such announcement is required by Law or required by any Authority (including, for the avoidance of doubt, any Taxation Authority) or securities exchange in any relevant jurisdiction; or

20.2.2   such announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights and benefits under this Agreement which is permitted by Clause 26, provided that the party required to make such a press release or announcement shall first notify each other party and take such steps as may be legally permissible and reasonably practicable in the circumstances to consult with each other party before the relevant release or announcement is made, and shall take into account their reasonable comments.

21.        COSTS AND EXPENSES

Each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares, and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it or the matters contemplated by it.

22.        RECORDS

For the period of seven years following Completion, the Purchaser hereby undertakes that it shall provide the Seller (or any member of the Seller’s Group) (at the Seller’s cost) with access at reasonable times to (and the right to take copies of whether in paper or electronic form) the books, accounts and other records held by the Purchaser or any Group Company after Completion to the extent that they relate to the Business and the Group and to the period up to Completion which may reasonably be required by the Seller in order to comply with any legal, accounting, taxation, or regulatory requirements.  The Purchaser further undertakes that neither it nor any Group Company shall dispose of or destroy any such books, accounts and records without first giving the Seller at least two months' notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain them (at the Seller’s expense).

23.        UNDERTAKINGS

23.1      The Seller hereby undertakes to the Purchaser that it shall use all reasonable endeavours to:

23.1.1   transfer,  or procure that a member of the Seller’s Group shall transfer, within 90 days from the Completion Date, all customer data relating to the Company residing in the Seller’s Group’s “Sales Cloud” as at the date of this Agreement;

23.1.2   notify, or shall procure that a member of the Seller’s Group shall notify, for a period of 90 days following Completion, users of the CPI website that the Company has been acquired by the Purchaser and provide such users with relevant contact details for the Company (such contact details to be agreed between the Purchaser and the Seller in writing);

23.1.3   transfer, or shall procure that a member of the Seller’s Group shall transfer, within 90 days from the Completion Date, the entire mailbox for each Company employee with an email account on the Seller’s Group’s O365 environment to the Purchaser’s O365 Environment provided an appropriate O365 Environment is established by the Purchaser within such 90 day period or to such other environment as the Purchaser may reasonably request;

23.1.4   forward, or shall procure that a member of the Seller’s Group shall forward, for a period of 90 days from Completion, the emails of Company employees to an account nominated by the Purchaser in writing; and

23.1.5   provide, or shall procure that a member of the Seller’s Group shall provide, within 10 Business Days from the Completion Date, the Company with a data file of all completions relating to the Company’s  ISO27001 accreditation which are available to the Seller.

23.2      The Seller hereby undertakes to the Purchaser that it shall, or shall procure that the relevant member of the Seller’s Group shall, subject only to prior receipt of such amount from the Company pursuant to the TSA, in satisfaction of the Guarantor's obligation under paragraph 2 of the EFI Licence, pay to EFI each month during the Term (as defined therein) the sum of US$3,000.

23.3      The Purchaser hereby undertakes to the Seller that, to the extent reasonably practicable and with effect from Completion:

23.3.1   it shall procure that the Completion Bonuses are paid by the Company in accordance with the terms of the Bonus Arrangements;

23.3.2   it shall procure that, within 10 Business Days of Completion, the Company shall give written notice to each of Ticketmaster and Arcadia informing them of the termination of the MyCa platform, expected to occur on or around 31 August 2018;

23.3.3   and to the extent that the Purchaser is able to do so, it shall procure that the Company provides the Seller’s Group,  for such time as he remains an employee of the Company, such reasonable access and on reasonable notice to Paul Roberts as the Seller reasonably requires in connection with the items listed in Schedule 6 save that, nothing in this clause 23.3.2 shall constitute an obligation on the Purchaser to procure Paul Roberts to take any steps or actions or require Paul Roberts to breach the duty of confidentiality owed to the Company pursuant to his employment agreement, it being acknowledged that, prior to Completion, Paul Roberts carried out work for the Seller’s group in the course of his duties; and

23.3.4   it shall enter into good faith discussions with a suitable ERP provider as soon as practicable following Completion with the intention to enter into a binding agreement by 30 April 2019.

23.4      The Purchaser hereby undertakes that, if by 30 April 2019, the Company has not entered into an agreement with EFI for the purchase or licence of, or has not otherwise acquired from EFI the right to use, the software, hardware or documentation the subject of the EFI Licence, promptly upon expiry of the Term (as defined in the EFI Licence) it shall procure that the Company shall provide written confirmation to EFI that, with effect from expiry of the Term, it has no right, title or licence to use or possess any hardware, software or documentation the subject of the EFI Licence.

24.        TAX REFUND

24.1      The Purchaser shall pay to the Seller, by way of additional Consideration, an amount equal to the amount of any repayment of corporation tax actually received by the Company from HMRC as a result of overpayment by the Company of corporation tax in respect of the financial year ending 31 December 2017 (“Relevant CT Repayment”).

24.2      Payment shall be made by the Purchaser to the Seller under Clause 24.1 no later than 5 Business Days after the date on which the Company receives the benefit of such Relevant CT Repayment. The Company shall be treated as receiving the benefit of the Relevant CT Repayment on the date of actual receipt thereof, or the first date on which it would have been obliged to make payment of corporation tax but for a credit or set-off of the Relevant CT Repayment.

25.        COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

26.        ASSIGNMENT

26.1      Subject to the further provisions of this Clause 26, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this Agreement.

26.2      Either party may assign or transfer its rights (but not its obligations) under this Agreement to:

26.2.1   an Affiliate for so long as that company remains an Affiliate, save that if the assignee ceases to be an Affiliate, the relevant party shall procure that the assignee assigns any rights assigned to it in accordance with this Clause 26 back to the relevant party or to an Affiliate of such party as it may nominate immediately before the assignee ceases to be an Affiliate; and/or

26.2.2   by way of security for the benefit of any person who provides bank or other facilities to any member of the Purchaser's Group or the Seller’s Group, as appropriate, in connection with the transactions effected under this Agreement, and any such security or encumbrance may be enforced or released.

26.3      If there is an assignment or encumbrance under this Clause 26, the amount of loss, damage or other amount recoverable by the assignee or encumbrancer will be no greater than if no assignment had taken place.

27.        INVALIDITY

27.1      If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair:

27.1.1   the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

27.1.2   the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

28.        SEVERANCE

If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

29.        CUMULATIVE RIGHTS

The rights, powers, privileges and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights, powers, privileges or remedies provided by Law.

30.        CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save where specifically provided for, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any person who is not a party to this Agreement (save for any permitted assigns pursuant to the terms of this Agreement).

31.        GOVERNING LAW AND JURISDICTION

31.1      This Agreement and all matters relating to, or contemplated by it (including any dispute, claim or obligation (whether contractual or non-contractual) arising out of, or in connection with, it, its subject matter or formation) shall be governed by, and construed in accordance with, English law.

31.2      Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

31.3      Each party irrevocably waives any right that it may have to object on any ground to an action being brought in the English courts, to claim that the action brought in the English courts has been brought in an inconvenient forum, or to claim that the English courts do not have jurisdiction (and the waiver contained in this Clause 31.3 includes a waiver of all formal and substantive requirements of any otherwise competent jurisdiction in relation to this Clause 31.3).

31.4      The Seller and the Guarantor each:

31.4.1   irrevocably appoint CPI Card Group International Ltd. and any successor in business ("Process Agent") as its agent to accept service of process in England and Wales in relation to any document initiating or otherwise connected with any court proceedings arising out of or in connection with this Agreement;

31.4.2   agrees to notify the Purchaser in writing of any change of address of such Process Agent within 10 Business Days of the change of address; and

31.4.3   if such Process Agent ceases to be able to act under this Clause 31 or ceases to have an address in England and Wales, irrevocably agrees to appoint a replacement process agent ("New Process Agent") reasonably acceptable to the Purchaser and after such appointment reference to the Process Agent in this clause will be read as reference to the New Process Agent and to give to the Purchaser notice of such appointment within 10 Business Days.

31.5      Any such document will be validly served on the Seller by being sent by pre-paid first class post to or delivered to the Process Agent or left at the Process Agent's address set out in this Clause 31, whether or not forwarded to or received by the Seller.

31.6      Without affecting the effectiveness of service under any other method set out in Clause 18, service of such process upon the Process Agent at its address given in Clause 18.2 or elsewhere within the jurisdiction of the courts of England and Wales for the time being in force will constitute good service on the Seller.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement as a deed.

[SCHEDULES NOT INCLUDED]

EXECUTED as a DEED and DELIVERED by CPI ACQUISITION, INC. acting by an authorized signatory, in the presence of:	) ) )

Authorised Signatory

Witness Signature:

Witness Name:

Witness Address:

EXECUTED as a DEED and DELIVERED by CPI CARD GROUP-EUROPE LIMITED acting by an authorised signatory, in the presence of:	) ) )

Authorised Signatory

Witness Signature:

Witness Name:

Witness Address:

EXECUTED as a DEED and DELIVERED by SEAFOX BIDCO LIMITED acting by an authorised signatory, in the presence of:	) ) )

Authorised Signatory

Witness Signature:

Witness Name:

Witness Address: